Exhibit 99.1

United States Antimony Corporation

Updates Significant Montana Antimony Mining Activities

Company Increases 2026 Financial Guidance

“The Critical Minerals and ZEO Company”

~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / October 30, 2025 / United States Antimony Corporation (“USAC,” “US Antimony,” the “Company”), (NYSE American:UAMY) (NYSE Texas:UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China, today provided a significant update on Montana mining activities.

History of Stibnite Hill

USAC has previously mined antimony from Stibnite Hill, located in Sanders County, Montana, using narrow vein underground mining methods beginning in 1968, until the decision to cease operations for economic reasons back in 1983. Prior to 1968, there are records of mining by previous owners, including a man and wife team who wintered on the mountain, and hauled their stockpiled ore to the railroad in the spring. The stibnite veins are narrow, and relatively flat lying with a dip of approximately 25 degrees with strike lengths in excess of 4,500 feet. Beginning in 2025, a USAC team, led by consulting geologist Peter Mejstrick, researched company and Montana Tech records, conducted field prospecting programs, and confirmed that a substantial quantity of stibnite remained on the mountain. The team developed a plan to resume mining, but to approach the challenge with a surface mining method utilizing modern hydraulic excavators not available to previous operators. The “cut and cover” method that was developed enables the removal of the overburden and then the vein of stibnite in panels, that are subsequently covered by the overburden excavated from the next adjacent panel.

Current Operations

An application to modify the company’s operating plan was made to the Hard Rock Mining Bureau of the Montana Department of Environmental Quality and the changes were approved on October 2, 2025. A mechanized exploration and bulk sampling program to prove the concept began on October 7, 2025. Although the majority of the rock required to be excavated was able to be dug by the hydraulic excavator, as the excavation advanced to depth, it quickly became apparent that a hydraulic hammer would be required to break the ore up sufficiently to enable excavation and loading into a dump truck. A hydraulic hammer was then mobilized to site on October 8, and then the first truckloads of stibnite were hauled off of the mountain. Although the total quantities of material planned to be mined on a daily basis are not yet large (9 tandem dump truckloads totaling 239 tons to-date), the high grade of the stibnite allows for a profitable operation without the long lead times and large capital investment associated with plant construction and mine development that normal low grade/high tonnage operations typically require. The “cut and cover” mining method also allows for on-going reclamation without “double handling” of material.

The antimony ore has been hauled (in excess of 250 tons) to a flotation mill located near Radersburg, Montana where it will be crushed, sampled and assayed under the direction of Childs Geological Services, recognized as Qualified Persons under the SEC SK 1300 regulations, and a company independent of USAC.

Anticipating a successful outcome of the bulk sampling program, the company has staked 102 federal mining claims to cover extensions of the stibnite veins on open ground on the mountain and has entered into discussions regarding purchases of the remaining patented claims not already acquired and owned by the company. Operations on the mountain will temporarily cease when weather conditions dictate but will resume again in the spring. In the meantime, the “Stibnite Hill Team” will be fully occupied with mine planning, additional permit applications, and the development of reclamation plans.

Preliminary test work by the company’s metallurgical team indicates the material can be upgraded to meet the military specifications for material to be used for primers for munitions. Presently, USAC is the only North American company approved as a sole-source supplier of antimony trisulphide to the Defense Logistics Agency meeting military specifications. Metallurgical test work to ensure the Stibnite Hill material can be used in the company’s full complement of products is presently ongoing.

Commenting on the significant activities announced today, Mr. Gary C. Evans, Chairman and CEO of USAC, stated, “This announcement today is a “game changer” for all USAC shareholders. When we began operations on Stibnite Hill earlier this year, we anticipated finding antimony deposits, but nothing like we are currently experiencing. We currently anticipate that profit margins mining our own antimony material will be approximately three times greater than buying from third parties. Our significant expansion of our existing smelter located at Thompson Falls that began in May 2025 could not happen at a better time. We plan to be operational with our new furnaces in January 2026, only two months from now. Once we are back in operations with actual mining activities in Alaska during the months of April/May of 2026, we currently are highly confident of similar additional antimony source material that we will subsequently transfer via truck to our expanded facility in Thompson Falls. Assuming that occurs, this will then allow us to consider substantially expanding our Madero, Mexico smelter to handle additional international supplies that are arriving weekly. The recently announced increase in antimony supply is an important factor in our decision not to re-engage with the management or the board of Larvotto Resources at this time. Earlier this week, Larvotto’s board elected not to proceed with our proposal to acquire the company. While we respect the board’s decision, we do not necessarily agree with its reasoning.

United States Antimony Corporation currently holds approximately 10% of Larvotto’s outstanding shares. As the owner of two of only three operating antimony smelters in the Western Hemisphere, USAC recognizes that viable processing alternatives outside of China remain extremely limited. We continue to believe that integrating Larvotto’s future antimony production with our established smelting and refining capabilities represents the most effective framework to strengthen the Western world’s critical-minerals supply chain and reduce dependence on Chinese processing capacity.

We will continue to assess whether a constructive path forward may exist with Larvotto. In the meantime, we remain fully focused on advancing the development of our own upstream sources of antimony to support a secure and resilient domestic supply chain.”

Due to a combination of the new antimony material coming from Stibnite Hill announced today and our international procurements that have either already arrived in Mexico along with what is presently on the water, the Company is preliminarily raising our Fiscal Year 2026 financial revenue guidance by $25 Million to $125 Million.

Technical details in this news release have been reviewed by L.J. Bardswich P.E., a “Qualified Person” as defined by SEC SK 1300 regulations and approved for inclusion in this news release.

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. During 2024 and 2025, the Company began acquiring mining claims and leases located in Montana, Alaska and Ontario, Canada in an effort to expand its operations as well as its product offerings.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals, and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contact:	Media Relations Contact:

United States Antimony Corp.	Anthony D. Andora
4438 W. Lovers Lane, Unit 100	Edge Consulting,Inc.
Dallas, TX 75209	1560 Market Street, Ste. 701
Jonathan Miller, VP, Investor Relations	Denver, Colorado 80202
E-Mail: Jmiller@usantimony.com	Email: Anthony@EdgeConsultingSolutions.com
Phone: 406-606-4117	Phone: 720-317-8927